Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated April 30, 2014, with respect to the audited consolidated financial statements of Erick Flowback Services, LLC as of and for the years ended December 31, 2013 and 2012, included in the Current Report of New Source Energy Partners L.P. on Form 8-K/A dated August 14, 2014. We hereby consent to the incorporation by reference of said report in New Source Energy Partners L.P.'s Registration Statements on Form S-3 (File Nos. 333-195129 and 333-195138) and Registration Statements on Form S-8 (File Nos. 333-186673 and 333-197425).

/s/ Grant Thornton LLP
Oklahoma City, Oklahoma
August 14, 2014